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                                                                      EXHIBIT 21


            TEXTRON FINANCIAL CORPORATION - SIGNIFICANT SUBSIDIARIES


       Set forth below are the names of certain subsidiaries of Textron Financial Corporation. Other subsidiaries, which considered in the aggregate, do not constitute a significant subsidiary, are omitted from such list.


NAME                                                   JURISDICTION
----                                                   ------------
Cessna Finance Corporation                             Kansas
Textron Financial Investment Corporation               Rhode Island